Exhibit 99.1

El Pollo Loco, Inc. Announces Results for the 13 Weeks and

39 Weeks ended September 30, 2004

IRVINE, CA.—(BUSINESS WIRE)—November 10, 2004—El Pollo Loco, Inc. today reported results for its 13 week third quarter and 39 weeks ended September 30, 2004. For simplicity of presentation, the Company has described the 13 week third quarters and 39 week nine month periods ended September 29, 2004 and September 24, 2003 as September 30, 2004 and September 30, 2003, respectively.

El Pollo Loco reported operating revenues for the 13 weeks ended September 30, 2004 of $56.5 million, which is an increase of $2.7 million, or 5.0%, over operating revenues for the 13 weeks ended September 30, 2003 of $53.8 million. Operating revenues include both sales at company-operated stores and franchise revenues. Same store sales for the system increased 4.3% in the third quarter of fiscal 2004; with company-operated restaurant same store sales increasing 3.3% and franchise restaurant same store sales increasing 5.2%.

Operating income for the third quarter of fiscal 2004 was $5.4 million, a decrease of $0.8 million, or 13.6%, from the third quarter of 2003 operating income of $6.2 million. Contributing to this decrease were higher commodity costs, which as a percentage of sales increased 1.7% to 31.8% for the third quarter of 2004 from 30.1% for the third quarter of 2003. The impact of this increase was partially offset by labor costs, which as a percentage of sales decreased 0.8% to 26.5% for the third quarter of 2004 from 27.3% for the third quarter of 2003. An additional decrease to operating income in the third quarter of 2004 resulted from a $0.6 million non-cash asset impairment charge for one store in San Antonio that the Company continues to operate. This impairment resulted from inadequate cash flows from the restaurant to support the existing net book value of the asset

Interest expense increased by $2.1 million from $1.5 million in the third quarter of 2003 to $3.6 million in the third quarter of 2004 due to our December 2003 $110.0 million bond offering. In the third quarter of 2004, we realized an income tax benefit of $0.6 million. This reduction in our overall income tax expense was related to the resolution of uncertainty regarding certain outstanding tax items that had given rise to a reserve.

As a result of the above, net income for the third quarter of fiscal 2004 was $1.7 million, which was a decrease of $1.2 million from third quarter 2003 net income of $2.9 million.

EBITDA for the third quarter of fiscal 2004 was $8.8 million, a decrease of $0.7 million, or 7.2%, from third quarter 2003 EBITDA of $9.5 million. This decrease is primarily due to the factors described above. EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA and its uses and limitations are discussed further under “Non-GAAP Financial Measures,” below.

Operating revenues for the 39-week period ended September 30, 2004 were $166.0 million, which was an increase of $16.0 million, or 10.6%, over operating revenues for the 39 weeks ended September 30, 2003 of $150.1 million. Same store sales for the system increased 8.3% for the 39 weeks ended September 30, 2004; with company-operated restaurant same store sales increasing 7.3% and franchise restaurant same store sales increasing 9.1%.

Operating income for the 39 weeks ended September 30, 2004 was $15.1 million, which is the same as operating income of $15.1 million for the 39 weeks ended September 30, 2003.

Interest expense increased $6.1 million, or 133.7%, to $10.7 million for the 39-week period ended September 30, 2004 from $4.6 million for the 39-week period ended September 30, 2003. This increase is due to $7.6 million in additional interest expense related to our issuance of the Senior Secured Notes in December 2003, partially offset by $1.8 million in reduced interest expense due to lower outstanding balances on our term loan under our senior credit facility.

Net income for the 39 weeks ended September 30, 2004 was $3.2 million, a decrease of $3.2 million from net income for the 39 weeks ended September 30, 2003 of $6.4 million.

EBITDA for the 39 weeks ended September 30, 2004 was $25.0 million, an increase of $0.4 million, or 1.7%, over EBITDA of $24.5 million for the 39 weeks ended September 30, 2003.

Stephen E. Carley, president and CEO of El Pollo Loco, Inc. said, “The third quarter results show the progress we made in sales growth and labor cost controls but also the challenges we face in rising commodity costs. We believe that short term period comparable sales will be further adversely impacted as we compare against strong numbers in prior year periods. Additionally, we will continue to face pressure from commodity costs into 2005. We plan to address these challenges by a combination of product optimization, menu management, and selective price increases.”

El Pollo Loco’s store count changes for the 39 weeks ended September 30, 2004 are as follows:

	Company	Franchised Stores	Total
December 31, 2003	136	178	314
Q1 2004 – Opened	1	1	2
Q2 – Opened	1	2	3
Q2 – Closed	(1)	(1)	(2)
Q2 – Acquisition	2	(2)	—
Q3 – Opened	1	4	5
Q3 – Sale	(2)	2	—

September 30, 2004	138	184	322

El Pollo Loco currently operates 322 restaurants, located principally in California, with additional restaurants in Arizona, Nevada and Texas. Headquartered in Irvine, California, El Pollo Loco, Inc. is a privately held company owned by affiliates of New York-based equity investment firm American Securities Capital Partners, L.P. and Company management. The chain offers a wide variety of contemporary Mexican-influenced entrees (Pollo Bowls®, Pollo Salads, specialty chicken burritos and more) in addition to individual and family meal quantities of its famous citrus-marinated, flame-grilled chicken. The chicken is served with steaming tortillas, freshly prepared salsas and a wide assortment of side dishes.

Non–GAAP Financial Measure

EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

RECONCILIATION OF EBITDA TO NET INCOME

	13 Weeks Ended September 30		39 Weeks Ended September 30
Dollars in thousands	2003	2004	2003	2004
Net income	$2,903	$1,686	$6,351	$3,209
Adjustments:
Income taxes	1,826	114	4,222	1,173
Interest expense, net	1,481	3,564	4,570	10,683
Depreciation and amortization	3,307	3,470	9,398	9,901

EBITDA	$9,517	$8,834	$24,541	$24,966

Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined by federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Also, these forward-looking statements present our estimates and assumptions only as of the date of this press release. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include our substantial level of indebtedness, food-borne-illness incidents, increases in the cost of chicken, our dependence upon frequent deliveries of food and other supplies, our vulnerability to changes in consumer preferences and economic conditions, our sensitivity to events and conditions in the greater Los Angeles area, our ability to compete successfully with other quick service and fast casual restaurants, our ability to expand into new markets, our reliance in part on our franchisees, our ability to support our expanding franchise system and litigation we face in connection with our operations. Actual results may differ materially due to these risks and uncertainties and those described in our Registration Statement on Form S-4/A (Registration no. 333-115486) as filed with the Securities and Exchange Commission on August 11, 2004.

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

(In thousands)

	13 Weeks Ended Sept 30,		39 Weeks Ended Sept 30,
	2003	2004	2003	2004
OPERATING REVENUE:
Restaurant revenue	$50,338	$52,747	$140,342	$155,351
Franchise revenue	3,462	3,760	9,728	10,686

Total operating revenue	53,800	56,507	150,070	166,037

OPERATING EXPENSES:
Product cost	15,138	16,792	42,362	48,753
Payroll and benefits	13,731	14,001	39,267	42,028
Depreciation and amortization	3,307	3,470	9,398	9,901
Other operating expenses, net	15,414	16,880	43,900	50,290

Total operating expenses	47,590	51,143	134,927	150,972

OPERATING INCOME	6,210	5,364	15,143	15,065

INTEREST EXPENSE, net	1,481	3,564	4,570	10,683

INCOME BEFORE PROVISION FOR INCOME TAXES	4,729	1,800	10,573	4,382

PROVISION FOR INCOME TAXES	1,826	114	4,222	1,173

NET INCOME	2,903	1,686	6,351	3,209

OTHER COMPREHENSIVE GAIN:
Unrealized net gain on valuation of interest rate swap—net of income taxes of $81 and $58 for the 13 weeks and 39 weeks ended September 30, 2003 respectively	116	—	82	—

COMPREHENSIVE INCOME	$3,019	$1,686	$6,433	$3,209

	13 Weeks Ended September 30,
	2003	2004
Income Statement Data:
Restaurant revenue	100.0%	100.0%
Product cost	30.1	31.8
Payroll and benefits	27.3	26.5
Depreciation and amortization	6.6	6.6
Other operating expenses	30.6	32.0
Operating income	12.3	10.2
Interest expense	2.9	6.8
Income before income taxes	9.4	3.4
Net income	5.8	3.2
Supplementary Income Statement Data:
Restaurant other operating expense	20.5	20.3
Franchise expense	1.8	1.6
General and administrative expense	8.3	10.1
Total other operating expenses	30.6	32.0

	39 Weeks Ended September 30,
	2003	2004
Income Statement Data:
Restaurant revenue	100.0%	100.0%
Product cost	30.2	31.4
Payroll and benefits	28.0	27.1
Depreciation and amortization	6.7	6.4
Other operating expenses	31.3	32.4
Operating income	10.8	9.7
Interest expense	3.3	6.9
Income before income taxes	7.5	2.8
Net income	4.5	2.1
Supplementary Income Statement Data:
Restaurant other operating expense	20.6	19.9
Franchise expense	1.8	1.7
General and administrative expense	8.9	10.8
Total other operating expenses	31.3	32.4